Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated March 31, 2017, with respect to the consolidated balance sheets of Chanticleer Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, in (i) the Company’s Registration Statement on Form S-1 (File No. 333-214319), (ii) the Company’s Registration Statement on Form S-3 (File Nos. 333-193144, 333-195055, 333-207409, 333-203679) and (iii) the Company’s Registration Statement on Form S-8 (File No. 333-193742), which report is included in this Annual report on Form 10-K of Chanticleer Holdings, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
March 31, 2017